Exhibit 10.1

PREFERRED STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

1. DEFINED TERMS USED IN THIS AGREEMENT		3

2. PURCHASE AND SALE OF PREFERRED STOCK		5

2.1	Sale and Issuance of Preferred Stock	5

2.2	Closing; Delivery; Adjustments	6

3. REPRESENTATION, WARRANTIES AND COVENANTS OF THE COMPANY		6

3.1	Organization, Good Standing, Corporate Power and Qualification	6

3.2	Company Capitalization	6

3.3	Subsidiaries	7

3.4	Authorization	7

3.5	Valid Issuance of Shares	7

3.6	Governmental Consents and Filings	8

3.7	Litigation	8

3.8	Compliance with Other Instruments	8

3.9	Property	8

3.10	SEC Filings; Financial Statements	8

3.11	Changes	10

3.12	Tax Matters	10

3.13	Employee Benefits Matters	10

3.14	Labor Matters	11

3.15	Intellectual Property	11

3.16	Environmental Matters	12

3.17	Brokers and Finders	12

3.18	Insurance	12

3.19	Anti-Corruption and Anti-Bribery Laws	12

3.20	Economic Sanctions	13

3.21	Money Laundering	13

3.22	Asset Purchase Agreement	13

3.23	CFIUS	13

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR		14

4.1	Authorization	14

4.2	Purchase Entirely for Own Account	14

4.3	Disclosure of Information	14

4.4	Restricted Securities	14

4.5	Legends	14

4.6	Accredited Investor	15

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4.7	Foreign Person	15

4.8	No General Solicitation	15

4.9	Exculpation	15

4.10	Residence	15

5. INVESTOR RIGHTS AND OBLIGATIONS		15

6. RESTRICTIONS ON TRANSFER		19

7. REGISTRATION OF CONVERSION SHARES		20

8. CONDITIONS TO THE INVESTOR’S OBLIGATIONS		24

8.1	Representations and Warranties	24

8.2	Performance	24

8.3	Asset Purchase Agreement	24

8.4	Proceedings and Documents	24

8.5	Qualifications	24

8.6	Compliance Certificate	24

8.7	Secretary’s Certificate	24

8.8	Material Adverse Effect	24

8.9	Legal Opinion	25

8.10	Certificate of Designation	25

9. CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING		25

9.1	Representations and Warranties	25

9.2	Performance	25

9.3	Compliance Certificate	25

9.4	Qualifications	25

10. MISCELLANEOUS		25

10.1	Successors and Assigns	25

10.2	Governing Law	25

10.3	Counterparts	25

10.4	Titles and Subtitles	25

10.5	Notices	25

10.6	No Finder’s Fees	26

10.7	Waivers	26

10.8	Severability	26

10.9	Delays or Omissions	26

10.10	Entire Agreement; Amendment	26

10.11	Dispute Resolution	27

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PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of October 18, 2021 by and between Calithera Biosciences Inc., a Delaware corporation (the “Company”), and Millennium Pharmaceuticals, Inc., a Delaware corporation (the “Investor”).

WHEREAS, the Company and the Investor are entering into that certain Asset Purchase Agreement of even date herewith (the “APA”);

WHEREAS, the obligations of the APA are conditioned upon the execution and delivery of this Agreement, pursuant to which the Company will issue to the Investor, as partial consideration for the transfer of the assets under the APA by the Investor to the Company, a number of shares of its Series A Preferred Stock, par value $0.0001, as provided for herein; and

WHEREAS, the Investor desires the receive, and the Company desires to issue, the Shares (as defined below) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINED TERMS USED IN THIS AGREEMENT. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Accredited Investor” means an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(b) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that, in such case, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Day” means on days other than a Saturday or Sunday, on which commercial banks in New York, New York and Tokyo, Japan are open for the general transaction of business.

(e) “Certificate of Designations” means that certain Certificate of Designations filed on the date hereof with the Secretary of State of the State of Delaware, setting forth the rights, preferences and privileges of the Series A Preferred Stock.

(f) “Closing” has the meaning set forth in Section 2.2(a).

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(g) “Closing Date” has the meaning set forth in Section 2.2(a).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Common Stock” has the meaning set forth in Section 3.2(a)(i).

(j) “Company SEC Reports” has the meaning set forth in Section 3.10(a).

(k) “Contract” shall mean, with respect to any Person, any written or oral agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

(l) “Conversion Shares” has the meaning set forth in Section 2.1.

(m) “Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, employment, incentive or bonus, retention, change in control, deferred compensation, termination pay, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or any other plan, policy, program, agreement, contract or arrangement (i) that is sponsored, maintained, contributed to, or required to be contributed to by the Company or under or with respect to which the Company has any current or contingent liability or obligation, or (ii) that provides benefits or compensation to any employee, director, or officer of the Company or any other person performing services for the Company (including any leased employee or individual co-employed by a “professional employer organization”).

(n) “Environmental Law” shall mean all applicable national, supra-national, federal, state, local and foreign laws concerning public health and safety, worker health and safety, pollution or protection of the environment; including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, release, exposure to or cleanup of hazardous materials, substances or wastes, including petroleum, asbestos, polychlorinated biphenyls, asbestos, noise or radiation.

(o) “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q) “Financial Statements” has the meaning set forth in Section 3.10.

(r) “GAAP” means U.S. generally accepted accounting principles.

(s) “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(t) “Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (a) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent disclosure or other patent right, (b) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software), (d) any Internet domain names, and (e) any trade secret, confidential information, know-how and inventions, including processes and formulations.

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(u) “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge (after reasonable inquiry of their direct reports) of the President and Chief Executive Officer, Chief Financial Officer and Chief Medical Officer of the Company.

(v) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(w) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(x) “Preferred Stock” has the meaning set forth in Section 3.2(a)(ii).

(y) “Purchase Price” has the meaning set forth in Section 2.1.

(z) “Restated Certificate” means the current Amended and Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment.

(aa) “Tax” or “Taxes” shall mean (a) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, unclaimed property or escheat (or similar), registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for tax purposes, or (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, by Contract or otherwise.

(bb) “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(cc) “SEC” means the U.S. Securities and Exchange Commission.

(dd) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ee) “Series A Preferred Stock” has the meaning set forth in Section 3.2(a)(ii).

(ff) “Shares” has the meaning set forth in Section 2.1.

2. PURCHASE AND SALE OF PREFERRED STOCK.

2.1 Sale and Issuance of Preferred Stock. Subject to the terms and conditions of this Agreement, the Investor agrees to receive at the Closing and the Company agrees to sell and issue to the Investor at the Closing 1,000,000 shares of Series A Preferred Stock (the “Shares”), having the preferences, rights and limitations set forth in the form of Certificate of Designations attached hereto as Exhibit A initially at a valuation of $2.04 per equivalent one share of Common Stock, free and clear of all liens, for an aggregate deemed issue price of $35,000,000.00 (the “Purchase Price”), receipt of which is

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hereby acknowledged. The Shares are initially convertible at the option of the holder into 17,156,863 shares of Common Stock, subject to the receipt by the Company of the Requisite Stockholder Approval (as defined in the Certificate of Designations) for the issuance of shares of Common Stock in excess of the Share Cap (as defined in the Certificate of Designations) (collectively, the “Conversion Shares”). The Company shall seek the Requisite Stockholder Approval at the next stockholder meeting scheduled after the Effective Date and the Board shall recommend such approval. For so long as any Series A Preferred Stock is outstanding and for one year after all Conversion Shares are issued (and to the extent Investor is subject to a lock-up or is prevented from trading due to exposure to material non-public information it receives as a board observer or under the APA, the foregoing period shall be tolled for additional days equal to the time of the lock-up or time Investor is prevented from trading), the Company agrees not to, either directly or indirectly take any action that would result in the issuance to Investor of, or Investor holding, shares of Common Stock in excess of the Share Cap (if Requisite Stockholder Approval has not been received) or the Accounting Cap (as defined in the Certificate of Designation). This Agreement is being entered into pursuant to Section 5.1 of the APA, and the Investor acknowledges and agrees that, by entering into this Agreement and upon issuance of the Shares to the Investor, the Company has satisfied in full its obligations under Section 5.1 of the APA.

2.2 Closing; Delivery; Adjustments.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures simultaneously with the “Effective Date” (as such term is defined in the APA) or at such other time and place as the Company and the Investor mutually agree upon, orally or in writing (which time and place are designated as the “Closing” and the “Closing Date”). At the Closing, the Company shall issue, and the Investor shall receive the issuance of the Shares.

(b) At the Closing, the Company shall instruct its transfer agent to deliver confirmation of book-entry issuance of the Shares being purchased by the Investor at such Closing.

(c) All numbers of shares and dollar amounts set forth in this Agreement are subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares.

3. REPRESENTATION, WARRANTIES AND COVENANTS OF THE COMPANY. The Company hereby represents and warrants to the Investor that the following representations are true and correct as of the date hereof except as otherwise indicated.

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2 Company Capitalization.

(a) The authorized and issued capital of the Company consists, as of the date hereof, of:

(i) 200,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), 74,124,484 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of which 1,000,000 shares have been designated Series A Convertible Preferred Stock, $0.0001 par value per share, (the “Series A Preferred Stock”), none of which are issued and outstanding.

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(b) Under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), (i) options to acquire 377,898 shares of Common Stock have been granted and are currently outstanding, and (ii) no shares of Common Stock remain available for future issuance. Under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), (i) options to acquire 8,070,338 shares of Common Stock have been granted and are currently outstanding, (ii) 1,826,657 restricted stock units have been granted and are currently outstanding, and (iii) 1,479,155 shares of Common Stock remain available for future. Under the Company’s 2018 Inducement Plan (the “2018 Plan”), (i) options to acquire 193,491 shares of Common Stock have been granted and are currently outstanding, (ii) no restricted stock units have been granted and are currently outstanding, and (iii) 806,509 shares of Common Stock remain available for future issuance. 746,190 shares of Common Stock are reserved for future issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP” and together with the 2010 Plan, the 2014 Plan and the 2018 Plan, the “Plans”).

(c) Except as set forth in the Company SEC Reports filed prior to the Effective Date, other than the shares of Common Stock reserved for issuance under the Plans, there are no outstanding options, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities, including the Shares. No Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to any securities of the Company, including with respect to the issuance of Shares contemplated hereby. Except as set forth in the Company SEC Reports filed prior to the Effective Date, there are no voting agreements, registration rights agreements or other agreements of any kind between the Company and any other Person relating to the securities of the Company, including the Shares.

(d) All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable laws concerning the issuance of securities. The Shares have been duly and validly authorized and, when issued pursuant to this Agreement, (i) will be validly issued, and fully paid, (ii) will not be subject to pre-emptive rights, and (iii) shall be free and clear of all liens, except for restrictions on transfer imposed by applicable securities laws.

3.3 Subsidiaries. Except as set forth in the Company SEC Reports, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.4 Authorization. All corporate action required to be taken by the Company’s Board and stockholders in order to authorize the Company to enter into this Agreement, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed

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by the Investor. Assuming the accuracy of the representations of the Investor in Section 4 of this Agreement and subject to Section 3.6 below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Investor. Assuming the accuracy of the representations of the Investors in Section 4 of this Agreement and subject to Section 3.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

3.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investor in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable federal or state securities laws, which have been made or will be made in a timely manner.

3.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or, to the Company’s knowledge, investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company or any officer or director of the Company that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Restated Certificate or the Company’s bylaws (“Bylaws”), (b) of any instrument, judgment, order, writ or decree, (c) under any material agreement, note, indenture, deed of trust, license, lease agreement or mortgage where such violation or default would have a Material Adverse Effect, or (d) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under any such provision, instrument, judgment, order, writ, decree, material agreement, note, indenture, deed of trust, license, lease agreement or mortgage; or (y) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3.9 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

3.10 SEC Filings; Financial Statements.

(a) The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The Company has timely and properly filed all forms, schedules, reports, prospectuses, proxy statements and documents required to be filed by the Company with the SEC (the “Company SEC Reports”). The Company’s Common Stock is currently listed on the Nasdaq Global Select Market. The Company is not in violation of the listing requirements of the Nasdaq Stock Market LLC and has no knowledge of any facts that would reasonably lead to delisting or suspension of its common stock from the Nasdaq Stock Market LLC in the foreseeable future. The Company SEC Reports (i) at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such

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filing) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company makes no representation or warranty whatsoever concerning the Company SEC Reports as of any time other than the time they were filed, amended or superseded.

(b) The Company is in compliance with all requirements of the Sarbanes-Oxley Act of 2002 that are applicable to the Company as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(c) Each of the consolidated financial statements (including, in each case, any related notes thereto) (the “Financial Statements”) contained in the Company SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and complied in all material respects with the rules and regulations of the SEC. Each of the Financial Statements fairly presents in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not had or are not expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) To the extent the Company is not obligated to file Company SEC Reports, and without derogating from any information rights which may otherwise become available at any time to the Investor under the Company’s governing documents, any agreement, or applicable law, for so long as the Investor together with its Affiliates holds at least fifty percent (50%) of the Shares issued hereunder, the Company shall deliver to the Investor:

(i) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company, and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustment;

(ii) as soon as available and in any event within one-hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation.

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3.11 Changes. Except as otherwise disclosed in the Company SEC Reports, since June 30, 2021, there has not been any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect.

3.12 Tax Matters.

(a) Except as set forth in the Company SEC Reports filed prior to the Effective Date (i) the Company has timely prepared and filed all federal and all other material Tax Returns required to have been filed by each of them with all appropriate Governmental Authorities and timely paid all Taxes shown thereon, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, and (iv) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(b) Except as set forth in the Company SEC Reports filed prior to the Effective Date (i) no federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company, (ii) the Company has not received from any federal, state, local, or non-U.S. taxing authority any (A) written notice indicating an intent to open an audit or other review related to any material Tax, or (B) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against the Company;

(c) Except as set forth in the Company SEC Reports filed prior to the Effective Date (i) the Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (B) does not have any liability for the Taxes of any Person (other than the Company) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise;

(d) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(e) The Company is not and has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treas. Reg. § 1.6011-4(b)(2); and

(f) The Company has never been, nor will it be at the Closing, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.13 Employee Benefits Matters.

(a) Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of applicable law, including ERISA and the Code and other applicable laws, except where the failure to so maintain, fund or administer would reasonably be expected to result in a Material Adverse Effect, and all contributions, distributions, reimbursements and premium payments due with respect to each Employee Benefit Plan have been timely made or properly accrued. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) issued by the United States Internal Revenue Service and to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(b) The Company does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any current or potential liability or obligation under or with respect to (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) a “multiemployer plan”

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as defined in Section 3(37) of ERISA, or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); no Employee Benefit Plan provides and the Company does not have any current or potential obligation to provide post-termination or post-retirement health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar state law; and the Company does not have any current or potential liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) There have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan; the Company has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company as employees or non-employees; and there do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits) or actions, suits, proceedings, arbitrations, complaints or charge with respect to any Employee Benefit Plan.

(d) The transactions contemplated by this Agreement and the APA will not (either alone or in combination with another event) (i) cause the acceleration of vesting in, or payment of, any benefits or compensation under any Employee Benefit Plan, (ii) require the funding of compensation or benefits due to any manager, employee, officer, director, shareholder or other service provider (whether current, former or retired) of the Company or their beneficiaries and, (iii) otherwise accelerate or increase any liability or obligation under any Employee Benefit Plan.

3.14 Labor Matters.

(a) The Company is not a party to nor is bound by any collective bargaining agreement or other Contract or relationship with any union, labor organization, or other collective bargaining representative. There are no strikes, work stoppages or any other material labor disputes against or affecting the Company pending or, to the Company’s Knowledge, threatened, and no such disputes have occurred since June 30, 2021. No union organization or decertification activities are underway or, to the Company’s Knowledge, threatened with respect to employees of the Company and no such activities have occurred since June 30, 2021.

(b) The Company is, and at all times since June 30, 2021 has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, immigration, and the withholding and payment of social security and other employment Taxes, except where the failure to be in such compliance would reasonably be expected to have a Material Adverse Effect.

(c) Since June 30, 2021, the Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act.

3.15 Intellectual Property.

(a) The Company owns all right, title and interest in and to, or has the valid and enforceable right to use pursuant to a written Contract, all Intellectual Property used in the conduct of the business of the Company as currently conducted or proposed to be conducted (collectively, the “Company Intellectual Property”), free and clear of any liens, except where the failure to own or have the right to use would reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, the owners of any Intellectual Property licensed to Company have taken necessary actions to maintain and protect such Intellectual Property, except where the failure to have taken such actions would reasonably be expected to have a Material Adverse Effect.

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(b) The Company has not infringed, misappropriated, or otherwise violated, or is not currently infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person and there are no claims, actions, suits, proceedings, arbitrations, complaints or charges pending or, to the Company’s Knowledge, threatened alleging any of the foregoing, including any unsolicited offers for the Company to obtain a license to any Intellectual Property of another Person. To the Company’s Knowledge, no Person is infringing, misappropriating or violating the rights of the Company with respect to any Company Intellectual Property.

(c) The Company has taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its material confidential information. Without limiting the generality of the foregoing, all current and former employees, contractors and consultants of the Company who have participated in the creation of Intellectual Property have executed and delivered to the Company a valid and enforceable agreement providing for the assignment by such Person to the Company of any such Intellectual Property.

3.16 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received within the past three years by, and no claim, action, suit, proceeding, arbitration, complaint or charge is pending or, to the Company’s Knowledge, threatened by, any Person against the Company and no penalty has been assessed against the Company with respect to any matters relating to or arising out of any Environmental Law, and (ii) the Company is, and since June 30, 2021 has been, in compliance with all applicable Environmental Laws, including any consent required by Environmental Laws.

3.17 Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement and the APA, any right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Company agrees to indemnify the Investor for any claims, losses or expenses incurred by the Investor as a result of the representation in this Section 3.17 being untrue.

3.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies (“Policies”) with respect to the business and assets of the Company are in full force and effect, (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies, and (c) the Company has not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding the Company under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company maintains insurance with reputable insurers in such amounts and against such risks as is customary for the industry in which the Company operates and as the management of the Company has in good faith determined to be prudent and appropriate.

3.19 Anti-Corruption and Anti-Bribery Laws. Neither the Company, nor, any of its officers, directors or employees, nor to the Company’s Knowledge its agents, representatives, consultants, or other persons associated with or acting for or on behalf of the Company, has, directly or indirectly, in connection with the operation of their business: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case, in violation of any applicable anticorruption or anti-bribery law, (b) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures, (d) established or maintained any unlawful fund of corporate monies or other properties, (e) created or caused the creation of any false or inaccurate books and records of the

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Company related to any of the foregoing, or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l, et seq., or any other applicable anti-corruption or anti-bribery law. For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

3.20 Economic Sanctions. None of the Company or its directors, officers, employees or to the Company’s Knowledge its agents (i) is a person with whom transactions are prohibited or limited under any applicable economic sanctions laws, or (ii) within the last five (5) years has done business in or with any Person that is the target of sanctions by the United States. Within the past five (5) years, the Company has not made any voluntary disclosures to applicable Governmental Authorities under applicable economic sanctions laws or applicable export control laws and, to the Knowledge of the Company, the Company has not been the subject of any governmental investigation or inquiry regarding the compliance of the Company with such laws, nor has the Company been assessed any fine or penalty in regard to compliance with such laws.

3.21 Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

3.22 Asset Purchase Agreement. The representations and warranties of the Company contained in Article 6 of the APA are true and correct.

3.23 CFIUS.

(a) The Company does not directly or indirectly engage in the design, fabrication, development, testing, production, or manufacture of Critical Technologies, as defined by Section 1703(a)(6) of the Foreign Investment Risk Review Modernization Act of 2018, Subtitle A of Title XVII of Public Law 115-232 (Aug. 13, 2018) (“Critical Technologies”), (b) it does not collect or store personal health information of U.S. citizens treated with the Company’s products or technology, and (c), with respect to (b), it has no current intention of engaging in such activities in the future. The Company further represents that if its intentions change and it expects to engage in these activities, the Company agrees to cooperate with any CFIUS analysis conducted.

(b) To the extent that the Company engages in or intends to engage in the design, fabrication, development, testing, production, or manufacture of Critical Technologies in the future, whether because of a new categorization of technology by the U.S. government or otherwise, the Company shall immediately provide notice to the Investor. If the Investor in its sole and reasonable discretion requests that the Investor and the Company submit a joint voluntary notice (“JVN”) of the transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States (“CFIUS”), or determines that a mandatory notification to CFIUS is required, the Company shall use reasonable best efforts to cooperate with the Investor to prepare jointly and submit (i) a draft pre-filing notice, (ii) a notification or JVN, and (iii) any other submission or submissions requested by CFIUS in connection with obtaining clearance (“CFIUS Approval”), and to otherwise use reasonable best efforts to finally and successfully obtain CFIUS Approval as promptly as practicable.

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4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants to the Company that:

4.1 Authorization. The Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Investor, will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Purchase Entirely for Own Account. The Company is entering into this Agreement with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms that the Shares to be acquired by such Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Investor has not been formed for the specific purpose of acquiring the Shares.

4.3 Disclosure of Information. The Investor has had access to all of the Company’s SEC filings that the Investor has requested. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement, or the right of the Investor to rely thereon.

4.4 Restricted Securities. The Investor understands that the Shares have not been, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that, except as set forth in Section 7 below, the Company does not have any obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is not under an obligation, and may not be able, to satisfy.

4.5 Legends. The Investor understands that the Shares will bear the legend set forth in Section 6(b), and any legend required by the securities laws of any state to the extent such laws are applicable to the Shares. The Shares, when issued, shall not bear the restrictive legends set forth in Section 6(b): (i) following a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that at such time as the restrictive legend set forth in Section 6(b) is no longer required, the Company will (x) no later than five (5) Business Days following the delivery by the Investor to the Company or the Company’s transfer agent of a certificate representing Shares issued with such restrictive legend, deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from such restrictive legend, and (y), in the event that such shares are uncertificated, no later than five (5) Business Days following the delivery of a written request by the Investor to the Company to remove such restrictive legend, remove, or cause to be removed, any such restrictive legend in the Company’s stock records.

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4.6 Accredited Investor. The Investor is an Accredited Investor.

4.7 Foreign Person. The Investor is not a foreign person as defined under the Foreign Investment Risk Review Modernization Act of 2018 (FIRRMA) and implementing regulations, 31 CFR part 800 et seq.

4.8 No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.9 Exculpation. The Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

4.10 Residence. The office of the Investor in which its principal place of business is identified is the address of the Investor set forth on its signature page hereto.

5. INVESTOR RIGHTS AND OBLIGATIONS.

(a) Exchange Right. If the security issued in the Qualified Financing (as defined in the Certificate of Designations) is not Common Stock, or if the Qualified Financing is achieved through a combination of sales of Common Stock and Preferred Stock, then the Company shall permit the Investor if it so elects for up to thirty (30) days after the Qualified Financing is met, to exchange, for no additional consideration, that portion of the Conversion Shares as the Preferred Stock constitutes of the Qualified Financing at the applicable initial conversion ratio between the Common Stock and such Preferred Stock as set forth in the Qualified Financing documents.

(b) Warrants and Derivative Securities. If in connection with the Qualified Financing, the Company issues warrants or other derivative securities to purchase its capital stock, then the Company will offer to issue to the Investor upon payment of the same consideration as received by the Company from such investors for such warrants or other derivative securities, such number of warrants or other derivative securities in the same form and in the same percentage as issued in the Qualified Financing. For example, if in connection with the Qualified Financing, the Company issues a warrant to purchase one share of Common Stock for each share of Common Stock purchased in the Qualified Financing at a warrant purchase price of $0.01 per warrant, then the Company shall issue the Investor that number of warrants to purchase one share of Common Stock equal to the number of Conversion Shares issued and the Investor will pay the Company the purchase price of $0.01 per warrant.

(c) Market Stand-off Agreement. The Investor agrees that it will not, without the prior written consent of the Company, during the period commencing on the Closing Date and through 180 days thereafter: (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the Shares or Conversion Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares or the Conversion Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Shares, Conversion Shares or other securities, in cash, or otherwise. In addition, during the period commencing on the Closing Date and through eighteen (18) months thereafter, if requested by the managing underwriter or placement agent of securities of the Company, the Investor agrees that it will execute and deliver a lock-up agreement to such party in form and substance reasonably acceptable to the Investor; provided, all the directors and executive officers of the Company have executed and delivered a similar agreement; provided further, that the Investor shall be obligated to execute and deliver a lock-up agreement only once during such period.

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(d) Observer Rights. As long as the Investor together with its Affiliates owns not less than fifty percent (50%) of the Shares (including for purposes of this section the Conversion Shares) it is purchasing under this Agreement (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Company shall invite a representative of the Investor, such representative to be reasonably acceptable to the Company, to attend all meetings of the Board, but not its executive sessions or committees of the Board, in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors related to such meetings, but not its executive sessions or committees of the Board; provided, however, that such representative shall agree to hold in confidence all information so provided; provided further, that such representative reserves the right to refuse to accept such information and to not attend such meeting(s), and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could (i) adversely affect the attorney-client privilege between the Company and its counsel (based upon opinion of counsel), or (ii) result in disclosure of Company trade secrets to the Investor, (iii) create a Conflict of Interest between the Company and the Investor with respect to any pending or proposed transaction or proposed transaction to be discussed or considered at such meeting, as determined in good faith by the Company. As used herein, the term “Conflict of Interest” shall mean the Investor has or may likely have a financial or strategic interest in any pending or proposed transaction involving the Company.

(e) Confidentiality. The Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5(e) by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, stockholder, or wholly-owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that the Investor may receive certain confidential information disclosed by the Company pursuant to the APA and that such information shall be governed by Article 7 of the APA.

(f) Participation in Future Financing.

(i) Subject to compliance with applicable securities laws, during the period commencing on the Closing Date and as long as the Investor together with its Affiliates owns the Shares it is purchasing under this Agreement, upon (a) any issuance by the Company of un-registered shares of Common Stock or Common Stock Equivalents (a “Private Offering”) or (b) any issuance by the Company of registered shares of Common Stock or Common Stock Equivalents (as defined in the Certificate of Designations) (a “Public Offering” and together with the Private Offering, a “Subsequent Financing”), in each case for cash consideration, indebtedness or a combination thereof, then for a Private Offering the Investor shall have the right to participate, and with respect to a Public Offering the Company shall use commercially reasonable efforts (which must include multiple attempts, on multiple dates, with multiple representatives of the managing underwriter(s), to cause the managing underwriter(s) of the Public Offering, or the placement agent(s) of the Private Offering, to allow the Investor to submit an indication of interest in an amount of the Subsequent Financing up to the Investor’s Pro-Rata Share (as defined below) on the same terms, conditions and price provided for in the Subsequent Financing. For purposes of this Agreement, the Investor’s “Pro-Rata Share” shall be equal to the lesser of (i) number of shares of Common Stock deemed to be beneficially owned by the Investor immediately prior to the closing of the Subsequent

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Financing (based upon documentation or written representation reasonably satisfactory to the Company), divided by the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion or exercise of outstanding Common Stock Equivalents deemed to be beneficially owned by the Investor and included in the numerator) immediately prior to the closing of the Subsequent Financing or (ii) the number of shares of Common Stock then subject to the Share Cap (as defined in the Certificate of Designations), divided by the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion or exercise of outstanding Common Stock Equivalents deemed to be beneficially owned by the Investor and included in the numerator) immediately prior to the closing of the Subsequent Financing.

(ii) At least five (5) trading days prior to the closing of a Public Offering, or at least ten (10) trading days prior to the closing of a Private Offering, as applicable, but in no event sooner than the date that the Company, or the managing underwriter(s) or placement agent(s), as the case may be, solicit indications of interest from potential investors in a Subsequent Financing, the Company shall deliver to the Investor notice of its intention to effect a Subsequent Financing (the “Subsequent Financing Notice”). In the event of a Private Offering, the Subsequent Financing Notice shall be written and describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the name and contact information of the placement agent(s) for such Private Offering and shall include a term sheet or similar document relating thereto as an attachment. In the event of a Public Offering, the Subsequent Financing Notice shall be verbal and may at the election of the Company upon the advice of counsel be confirmed as delivered in writing. The Investor acknowledges that in no event will the Company be required to deliver any Subsequent Financing Notice which upon the advice of counsel would be required to be filed as a free writing prospectus with the SEC or which could otherwise be deemed a violation of Section 5 of the Securities Act.

(iii) If the Investor desires to participate in such Subsequent Financing, the Investor must provide with respect to a Private Offering a written notice to the Company or with respect to a Public Offering a verbal indication of interest to the managing underwriter(s) by not later than 5:30 p.m. (New York City time) on the second (2nd) trading day after the Investor has received a Subsequent Financing Notice, that the Investor is willing to participate in the Subsequent Financing and stating the amount of the Investor’s elected participation. If the Company or the managing underwriter(s) receive no such notice from the Investor as of such third (3rd) trading day, the Investor shall be deemed to have notified the Company that it does not elect to participate in the Subsequent Financing.

(iv) Notwithstanding anything to the contrary in this Section 5(f) and unless otherwise agreed to by the Investor, in the event the Company determines to abandon a Subsequent Financing, the Company shall cause the managing underwriter(s) or placement agent(s), as the case may be, to confirm such abandonment to the Investor in the same manner and on the same day as such abandonment is communicated to other potential investors. If, by the twentieth (20th) day following delivery of the Subsequent Financing Notice, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, such Subsequent Financing shall be deemed to have been abandoned and the Investor shall not be in possession of any material, non-public information with respect to the Company, unless the Company advises the Investor that the Subsequent Financing has not been abandoned. The Company understands and confirms that the Investor may rely on this Section 5(f) when effecting transactions in securities of the Company.

(v) Notwithstanding the foregoing, this Section 5(f) shall not apply in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of:

(1) shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose and in existence on the date of this Agreement as such plan is constituted on the date of this Agreement, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, unless otherwise agreed to by the non-employee members of the Board of Directors,

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(2) securities upon the exercise or exchange of or conversion of any Common Stock Equivalents issued and outstanding on the date of this Agreement, provided that such securities have not been amended on or after the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities,

(3) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and

(4) an “at-the-market” offering of common stock.

(vi) The Investor further agrees to execute such other documents and agreements as may reasonably be requested of the Investor by the managing underwriter(s) or placement agent(s), as the case may be, in connection with a Subsequent Financing.

(g) Good Faith Negotiation.

(i) If the Company is unable to obtain the Requisite Stockholder Approval as contemplated by the Certificate of Designations, and as a result the Investor is unable to convert all the Shares into Conversion Shares, then the parties shall promptly negotiate in good faith the timing and amount per Share to be paid to compensate the Investor for such inability; provided, however that the Company shall not be required to make any cash payment to the Investor until at least three (3) years after the Closing Date without the Company’s consent (the “Cash Limitation”); provided further that if the Company has closed an equity financing of at least $80.0 million with a volume weighted average price of at least the Issuance Date Closing Price (as defined in the Certificate of Designations) per share then the Cash Limitation shall not apply, and the Company shall instead pay the Investor the Issuance Date Closing Price per share of Series A Preferred Stock that if converted would be above the Share Cap. If the parties are unable to agree in writing within thirty (30) days, Section 5(g)(ii) shall apply.

(ii) If the parties are unable to agree on appropriate compensations to the Investor in writing within thirty (30) days, the parties shall engage in “baseball” style arbitration pursuant to the then-current JAMS Comprehensive Arbitration Rules and Procedures. Each party will submit to the arbitrator a single proposal (subject to the Cash Limitation) for resolution no later than ten (10) days following the arbitration hearing, and the arbitrator shall select one of the proposed resolutions submitted by the parties but for the avoidance of doubt subject to the Cash Limitation.

(h) Standstill. During the period commencing on the Closing Date and through three (3) years thereafter (the “Restricted Period”), without the prior consent of the Company, except as provided for in this Agreement, neither the Investor nor any of Investor’s Affiliates on behalf of the Investor will, in any manner, directly or indirectly:

(i) make, effect, initiate, cause or participate in (A) any acquisition of beneficial ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any debt of the Company or any securities (including derivatives thereof) or debt of any subsidiary or other affiliate of the Company, (B) any acquisition of any assets of the Company or any assets of any subsidiary, division or other affiliate of the Company, (C) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other affiliate of the Company or involving any securities or assets of the Company or any securities or assets of any subsidiary, division or other affiliate of the Company, or (D) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of the Company;

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(ii) form, join or participate in a “group” (as defined in the Exchange Act) with respect to the beneficial ownership of any securities of the Company or any subsidiary or division of the Company;

(iii) act in concert with others, to seek to control or influence the management, Board or policies of the Company;

(iv) publicly propose the taking of, any action referred to in clause “(i)”, “(ii)”, or “(iii)” of this Section 5(h);

(v) assist, induce or encourage any other Person to take any action of the type referred to in clause “(i)”, “(ii)”, or “(iii)” of this Section 5(h); or

(vi) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing.

Nothing in this Agreement will prevent Investor or any of Investor’s Affiliates from communicating with the Chief Executive Officer of the Company or the Board to make a proposal for or to negotiate with the Company in respect of a tender or exchange offer, merger or other business combination, or any other of the transactions described in Section 5(a)(i) involving the Investor and Company so long as such communication is made confidentially. The standstill provisions of this Section 5(h) shall not apply in the event that, without any violation of the standstill provision, (i) a third party unrelated to the Investor shall have entered into a definitive agreement with Company to acquire more than 50% of the outstanding voting securities of the Company or (ii) a third party unrelated to the Investor commences a tender offer for more than 50% of the outstanding voting securities of the Company that the Board publicly recommends; provided, that the standstill provisions of this Section 5(h) shall automatically become applicable again if the third party announces its intent not to proceed with such acquisition or commenced tender offer. The expiration of the Restricted Period will not terminate or otherwise affect any of the other provisions of this Agreement.

6. RESTRICTIONS ON TRANSFER.

(a) The Shares shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Investor will cause any proposed purchaser, pledgee, or transferee of the Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing Shares and any other securities issued in respect of such Shares, including the Conversion Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 6(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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The Investor consents to the Company making a notation in its records and giving instructions to any transfer agent of the Company’s securities in order to implement the restrictions on transfer set forth in this Section 6.

(c) Before any proposed sale, pledge, or transfer of any Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Investor shall give oral notice to the Company of its intention to effect such sale, pledge, or transfer and, if reasonably requested by the Company, cause to be delivered at the Investor’s expense either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the securities may be effected without registration under the Securities Act, whereupon the Investor shall be entitled to sell, pledge, or transfer such securities in accordance with the terms of the notice given by the Investor to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144; or (y) in any transaction in which such Holder distributes securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Agreement, including Section 5 and Section 6. Each certificate, instrument, or book entry representing the Shares transferred as above provided shall be notated with, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 6(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for the Investor and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

7. REGISTRATION OF CONVERSION SHARES.

(a) The Company agrees that, within fifteen (15) calendar days of the delivery by the Investor of a written request to the Company that the Conversion Shares (or a portion thereof) be registered for resale with the SEC (the “Filing Date”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Conversion Shares (the “Registration Statement”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof (and in any event, no later than thirty (30) calendar days following the Filing Date) (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Filing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, that if such day falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business. Notwithstanding the foregoing, if the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or subject to further review, the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective within five (5) Business Days of receipt of such notice. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 7. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review (but not comment other than with respect to the accuracy of the information concerning the Investor included therein) at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Investor’s review. In no event shall the undersigned be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company, in which case the Company’s obligation to register the Conversion Shares will be deemed satisfied or (ii) be included as such in the Registration Statement.

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Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Conversion Shares, such Registration Statement shall register for resale such number of Conversion Shares which is equal to the maximum number of Conversion Shares as is permitted by the SEC.

(b) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Investor until the earlier of (i) one (1) year from the issuance of the Conversion Shares, (ii) the date on which all of the Conversion Shares shall have been sold, or (iii) on the first date on which the Investor can sell all of its Conversion Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Conversion Shares pursuant to the Registration Statement or Rule 144 of the Securities Act, as applicable, qualify the Conversion Shares for listing on the applicable stock exchange on which the Company’s shares of common stock are then listed, and update or amend the Registration Statement as necessary to include the Conversion Shares. For as long as the Investor holds the Conversion Shares, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Conversion Shares pursuant to Rule 144 of the Securities Act. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), of Conversion Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Conversion Shares in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding Investor, the securities of the Company held by Investor and the intended method of disposition of the Conversion Shares as shall be reasonably requested by the Company to effect the registration of the Conversion Shares, and the Investor shall execute such documents for such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Investor as to the status of such registration. The Investor shall not be entitled to use the Registration Statement for an underwritten offering of Conversion Shares. The Company shall, at its expense, advise the undersigned within two (2) Business Days:

(A) when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(B) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Conversion Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(D) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

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Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the undersigned of such events, provide the undersigned with any material, non-public information regarding the Company other than to the extent that providing notice to the undersigned of the occurrence of the events listed in (A) through (D) above constitutes material, nonpublic information regarding the Company. The Company shall, at its expense, (1) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as promptly as reasonably practicable; (2) upon the occurrence of any event contemplated in Section 7(b)(D), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as promptly as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Conversion Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (3) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Conversion Shares contemplated hereby. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (x) the Company shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions for a period of more than sixty (60) consecutive days each or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360) day period and (y) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

(c) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company or, in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Conversion Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Conversion Shares shall not apply (w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) (i) The Company agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors, officers and employees, and each person who controls the Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm (plus the fees of any local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in

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any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Investor expressly for use therein.

(ii) In connection with any Registration Statement in which Investor is participating, the Investor shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and employees, and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in, or incorporated by reference in, any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by or on behalf of Investor expressly for use therein; provided, however, that the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Conversion Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties or separate defenses may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, delayed or conditioned). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Conversion Shares.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Conversion Shares giving rise to such indemnification

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obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

8. CONDITIONS TO THE INVESTOR’S OBLIGATIONS. The obligation of the Investor to receive the Shares at the Closing is subject to the fulfillment, on or before the Closing, of each of the conditions set forth below.

8.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 hereof shall have been true and correct in all respects as of the date hereof.

8.2 Performance. The Company shall have performed and complied, in all material respects, with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

8.3 Asset Purchase Agreement. The Company shall have simultaneously closed the transactions contemplated by the APA.

8.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

8.5 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

8.6 Compliance Certificate. The President and Chief Executive Officer of the Company shall deliver to the Investor a certificate certifying that the conditions specified in Section 8.1 and Section 8.2 with respect to the Company have been fulfilled.

8.7 Secretary’s Certificate. The Secretary of the Company shall deliver to the Investor a certificate certifying that (a) attached thereto is a true and complete copy of the Company’s Restated Certificate, including the Certificate of Designations as in effect on the Closing Date, and Bylaws (b) the resolutions of the Board approving this Agreement and the transactions contemplated hereby, and (c) good standing certificates with respect to the Company from the applicable authority(ies) in Delaware and any other jurisdiction in which the Company is qualified to do business, dated within three (3) Business Days of the Closing.

8.8 Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

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8.9 Legal Opinion. The Investor shall have received from Cooley LLP, counsel for the Company, an opinion, dated as of the Closing, in a form reasonably satisfactory to the Investor.

8.10 Certificate of Designations. The Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware prior to the Closing, which such Certificate of Designations shall continue to be in full force and effect as of the Closing.

9. CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to sell Shares to the Investor at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

9.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 4 shall be true and correct in all respects as of the Closing.

9.2 Performance. The Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

9.3 Compliance Certificate. An authorized officer of the Investor shall deliver to the Company a certificate certifying that the conditions specified in Section 9.1 and Section 9.2 with respect to the Investor have been fulfilled.

9.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

10. MISCELLANEOUS.

10.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to principles of conflicts of law.

10.3 Counterparts. This Agreement may be executed in counterparts by a single party, each of which when taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All

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communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.5. If notice is given to the Company, a copy shall also be sent to Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, Attn: John T. McKenna, Esq., and if notice is given to the Investor, a copy shall also be given to (i) Millennium Pharmaceuticals, Inc., 40 Landsdowne Street Cambridge, MA 02139 Attn: Head of R&D Legal and email to: CEI.Legal.Notices@takeda.com; and (ii) Morgan, Lewis & Bockius LLP, 110 North Wacker Drive, Chicago, IL 60606-1511, Attn: Benjamin H. Pensak.

10.6 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

10.7 Waivers. A party’s consent to or waiver, express or implied, of the other party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching party. A party’s failure to complain of any act, or failure to act, by the other party, to declare the other party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such party of its rights hereunder, of any such breach, or of any other obligation or condition. A party’s consent in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.

10.8 Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to applicable law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

10.10 Entire Agreement; Amendment. This Agreement and the APA (including any Schedules, Exhibits and ancillaries referenced herein and therein), constitute the entire agreement between the Parties as to the subject matter hereof. Except as set forth in this Section 10.10, (a) all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and (b) neither party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both parties.

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10.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the state of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the state of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this PREFERRED STOCK PURCHASE AGREEMENT as of the date first written above.

COMPANY:

CALITHERA BIOSCIENCES, INC.

By:	/s/ Susan Molineaux, Ph.D.
Name:	Susan Molineaux, Ph.D.
Title:	President and Chief Executive Officer

343 Oyster Point Boulevard, Suite 200
South San Francisco, CA 94080

SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this PREFERRED STOCK PURCHASE AGREEMENT as of the date first written above.

INVESTOR:

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Nenad Grmusa
Name:	Nenad Grmusa
Title:	Head, Center for External Innovation

Address: 40 Landsdowne Street
Cambridge, MA 02139 United States

SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT

Exhibit A

Certificate of Designations

See Exhibit 3.1 to Current Report on Form8-K, dated October 18, 2021